Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-152490 on Form S-8 of our reports dated April 30, 2010, relating to the consolidated financial statements and related financial statement schedules of Actions Semiconductor Co., Ltd. and the effectiveness of Actions Semiconductors Co., Ltd. ’s internal control over financing reporting, appearing in the Annual Report on Form 20-F of Actions Semiconductor Co., Ltd. for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
May 7, 2010